Exhibit 99.1

Spectrum Group International, Inc. Announces Date of 2009 Annual Meeting of Stockholders; Announces Nominees for Election to the Board

James Davin to Retire from the Board

IRVINE, Calif.--(BUSINESS WIRE)--November 25, 2009--Spectrum Group International, Inc. (SPGZ) today announced that its 2009 Annual Meeting of Stockholders is scheduled to be held on December 17, 2009 at the Hilton Hotel (Madison Suite), 1335 Avenue of the Americas, New York, New York, starting at 9:00 a.m. Stockholders of record as of October 27, 2009 are eligible to vote at this meeting.

SGI also announced its nominees for election to the Company's Board of Directors. Those nominated are Antonio Arenas, George Lumby and Jess Ravich as Class I directors, whose term expires in 2010; Greg Roberts and Christopher W. Nolan, Sr. as Class II directors, whose term expires in 2011; and Jeffrey Benjamin and John U. Moorhead as Class III directors, whose term expires in 2012. All of the nominees have been recommended for nomination by the Nominating and Governance Committee of the Company's Board of Directors and nominated by the Board for election at SGI’s 2009 Annual Meeting of Stockholders.

Antonio Arenas, SGI’s Chairman, said, "We are pleased to have nominated seven candidates for election to our Board. In addition to six of our current Board members, we have also nominated Jess Ravich, a managing director and head of capital markets of Houlihan, Lokey, Howard & Zukin, Inc., the international investment bank.”

Mr. Ravich, aged 52, founded and served as Chief Executive Officer of Libra Securities LLC, an investment banking firm serving the middle market, from 1991 through November 2009. Prior to founding Libra, Mr. Ravich was an Executive Vice President of the fixed income department at Jefferies & Company, a Los Angeles-based brokerage firm. Prior to Jefferies, Mr. Ravich was a Senior Vice President at Drexel Burnham Lambert, where he was also a member of the executive committee of the high yield group and shared responsibility for running high yield trading from 1988 until 1990, when the firm closed. Mr. Ravich is a graduate of the Wharton School at the University of Pennsylvania, summa cum laude, and Harvard Law School, magna cum laude and editor of Law Review. Mr. Ravich serves on the Board of Directors of The Cherokee Group, Inc. (NASDAQ: CHKE).

The Company also announced that James Davin, a director since 2000, will retire from the Board of Directors effective December 17, 2009. Mr. Davin, aged 63, has been a member of the Board's Compensation Committee and Nominating and Corporate Governance Committee, and has served as Chairman of the Board’s Audit Committee since 2000.

"We are extremely grateful for the contributions that Jim Davin has made to the SGI Board," commented Greg Roberts, SGI’s Chief Executive Officer and President. "As Chairman of the Audit Committee, Jim oversaw a major internal investigation arising out of the Company’s historical transactions with its majority shareholder, and thereafter played a key role in improving the Company’s accounting, auditing and reporting practices. Under his leadership, we were able to complete and file our fiscal 2008 and 2009 consolidated audited financial statements.”

Mr. Arenas stated, “Jim has been an invaluable asset to the Company and we thank him for his dedicated service to the Board and our stockholders. Jim has generously agreed to assist us on an as-needed advisory basis going forward.”

Mr. Davin has been President of Davin Capital Corporation, a private investment company, and Davin Capital, L.P., a private investment partnership, since 1993. Mr. Davin is a former member of the Advisory Board of the Georgetown University School of Business, from which he graduated in 1967, and has been an active member of the National Association of Securities Dealers (now known as the Financial Industry Regulatory Authority, or FINRA), for which he was Chairman and Vice Chairman of Governors in 1987 as well as a board member from 1985 until 1988.

About Spectrum Group International, Inc.

Spectrum Group is a consolidated global collectibles network. The Company is a leading auctioneer of stamps, coins, rare and fine vintage wine, and arms, armor and militaria, targeting both collectors and dealers. Spectrum is also a merchant/dealer of certain collectibles and trader of precious metals. The Company's collectibles offerings span the modest to ultra high-end price spectrum. Spectrum conducts its operations in two business segments: collectibles and trading.

Spectrum Group’s collectibles companies focused on philately are auction houses H.R. Harmer of Irvine, California, Corinphila Auktionen of Zurich, Switzerland, Heinrich Köhler Auktionshaus of Wiesbaden, Germany, and John Bull Stamp Auctions, Ltd of Hong Kong. Spectrum Group’s collectibles companies in the numismatics field include Bowers and Merena Auctions (rare coin and currency auction house), Ponterio & Associates (world and ancient coins and currency auction house), Teletrade (online coin auctions) and Spectrum Numismatics International (wholesale rare coin dealer), all based in Irvine, California. Spectrum Wine Auctions is engaged in the sale by auction of rare and fine vintage wine. Spectrum Group also owns Greg Martin Auctions, which conducts auction sales of antique arms, armor and militaria.

The trading activities of Spectrum Group are conducted through A-Mark Precious Metals, one of the largest private sellers of bullion coins and bullion gold, silver and platinum to the wholesale marketplace. A-Mark’s subsidiary Collateral Finance Corporation, which is the Official Numismatic Lender of the American Numismatic Association, provides financing on a wide array of bullion and numismatic products.

SAFE HARBOR STATEMENT

Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ are identified in our public filings with the Securities and Exchange Commission (SEC), and include the fact that we have disclosed that you should not rely upon certain of our previously published financial statements and the fact that we have not filed all of our reports required by the Securities Exchange Act of 1934. More information about factors that could affect our business and financial results included in our public filings with the SEC, which are available on the SEC’s website located at www.sec.gov.

The words "should," "believe," "estimate," "expect," "intend," "anticipate," "foresee," "plan" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future improved performance and estimates of revenues and earnings per share are forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

CONTACT:
Spectrum Group International, Inc.
Thor Gjerdrum
Chief Financial Officer and EVP
tgjerdrum@spectrumgi.com
310-587-1414